The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated October 2, 2009

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 206 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated October , 2009
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Jump Securities Based on the Lesser Performing of the NASDAQ-100 Index® and the Russell 2000® Index  due October 9, 2012
Unlike ordinary debt securities, the Jump Securities Based on the Lesser Performing of the NASDAQ-100 Index® and the Russell 2000® Index due October 9, 2012, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the index closing values of the NASDAQ-100 Index® and the Russell 2000® Index on the valuation date relative to the strike index value for each index, as described below, and which may be significantly less than the stated principal amount of the securities and could be zero.  We refer to the NASDAQ-100 Index® and the Russell 2000® Index, each as an index, and together as the indices.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each $10 stated principal amount of securities that you hold, an amount in cash equal to:
º	if the final index values of both indices are greater than their respective strike index values:
$10 + the upside payment
º	if the final index value of at least one index is less than or equal to its respective strike index value:
$10 + ($10 x the index performance factor of the lesser performing index)
 This amount will be less than or equal to the stated principal amount of $10 and could be zero, as described below and under “Hypothetical Payouts on the Securities at Maturity” on PS-7.  The payment at maturity will not be less than zero.
•	The upside payment will be equal to $7.40 to $7.60 per security (74% to 76% of the stated principal amount). The actual upside payment will be determined on the pricing date.
•
The strike index value of each index will equal 105% of the initial index value of such index.  The initial index value of each index will be determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

•
The final index value of each index will equal the index closing value of that index on October 3, 2012, which we refer to as the valuation date, subject to postponement for non-index business days or certain market disruption events, as determined with respect to each index separately.

•	The lesser performing index will be the index with the lowest index performance factor.
•	The index performance factor will be a fraction equal to:
final index value – strike index value
initial index value.
Because the index performance factor measures the decrease, for the relevant lesser performing index, in the final index value from the strike index value, as a percentage of the initial index value for such index, if the final index value of at least one index is less than or equal to its respective strike index value, your payment at maturity will be less than or equal to the stated principal amount of $10 and could be zero.  For example, if the final index value of the lesser performing index is 10% below its initial index value, and therefore approximately 15% below its strike index value, you would receive at maturity an amount equal to 85% of the stated principal amount, or $8.50 per $10.00 stated principal amount, a loss of 15% from your initial investment.  See “Hypothetical Payouts on the Securities at Maturity” on PS-7.
•	Investing in the securities is not equivalent to investing in either index or either index’s component stocks.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617484886. The ISIN number for the securities is US6174848860.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public(1)	Agent’s Commissions(1)	Proceeds to Company
Per security	$10	$0.175	$9.825
Total	$	$	$

(1)
For additional information see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  Furthermore, the securities will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s Temporary Liquidity Guarantee Program.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities–Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Jump Securities Based on the Lesser Performing of the NASDAQ-100 Index® and the Russell 2000® Index due October 9, 2012, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The securities have been designed for investors who are willing to forgo market floating interest rates on the securities in exchange for a payment at maturity based on the performances of both the NASDAQ-100 Index® and the Russell 2000® Index, each of which we refer to as an index, and which we refer to together as the indices.  At maturity, you will receive a positive return on the securities only if the index closing values of both indices on the valuation date are greater than their respective strike index values. Each index’s strike index value will be 105% of its respective initial index value (the index closing value of such index on the pricing date).

The “NASDAQ®,” “NASDAQ-100®”, “Nasdaq Global MarketSM” and “NASDAQ-100 Index®” are trade or service marks of The Nasdaq Stock Market, Inc. and have been licensed for use by Morgan Stanley.  The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  Each index is described under “Description of Securities––the NASDAQ-100 Index®” and “—the Russell 2000® Index” in this pricing supplement.

Each security costs $10
We, Morgan Stanley, are offering the Jump Securities Based on the Lesser Performing of the NASDAQ-100 Index® and the Russell 2000® Index due October 9, 2012, which we refer to as the securities.  The stated principal amount and issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee any repayment of principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the index closing values of the indices on the valuation date relative to their respective strike index values.

The payment at maturity will not be less than zero, but you could lose your entire investment, depending on the index closing value of either the NASDAQ-100 Index® or the Russell 2000® Index on the valuation date relative to the applicable strike index value for each such index, as further described below.

For each index, the strike index value will be 105% of the initial index value of such index.  The initial index value of each index will be determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

For each index, the final index value will be the index closing value of such index on October 3, 2012, which we refer to as the valuation date (subject to postponement in the event of non-index business days or market disruption events, as determined with respect to each index separately).

Payment at maturity depends on the values of the indices
At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash, which will vary depending upon the index closing values of the indices on the valuation date relative to their respective strike index values, equal to:

• if the final index values of both indices are greater than their respective strike index values: $10 + the upside payment where,

upside payment = $7.40 to $7.60 per security (74% to 76% of the stated principal amount).  Accordingly, regardless of any increase in the final index values of the indices over their respective strike index values, your payment at maturity will not exceed $17.40 to $17.60 per security.  The actual upside payment will be determined on the pricing date.

• if the final index value of at least one index is less than or equal to its respective strike index value: $10 + ($10 x the index performance factor of the lesser performing index)
where,
index performance factor	=	final index value – strike index value
initial index value
and where,

lesser performing index = the index with the lowest index performance factor.

Because the index performance factor measures the decrease, for the relevant lesser performing index, in the final index value from the strike index value, as a percentage of the initial index value for such index, if the final index value of at least one index is less than or equal to its respective strike index value, your payment at maturity will be less than or equal to the stated principal amount of $10, and could be zero.

For example, if the final index value of the lesser performing index is 10% below its initial index value, and therefore approximately 15% below its strike index value, you would receive at maturity an amount equal to 85% of the stated principal amount, or $8.50 per $10.00 stated principal amount, representing a loss of 15% of your initial investment.  See “Hypothetical Payouts on the Securities at Maturity” on PS-7.

Because the strike index value is equal to 105% of the initial index value, the payment at maturity will be less than the stated principal amount of $10 even if the lesser performing index appreciates from its respective initial index value by up to, but not more than, 5%.

All payments on the securities are subject to the credit risk of Morgan Stanley.

On PS–7, we have provided hypothetical examples entitled “Hypothetical Payouts on the Securities at Maturity,” which illustrate the performance of the securities at maturity based on several hypothetical percentage changes in the indices’ final index values from their strike index values.  The examples do not show every situation that can occur.

You can review the historical values of each index in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-27.  You cannot predict the future performance of the indices based upon its historical performance.

If a market disruption event occurs with respect to an index on the valuation date or if the valuation date is not an index business day, the index closing value on the valuation date of that disrupted index will be determined on the next index business day on which no market disruption event occurs with respect to that index, in accordance with “Description of Securities—Valuation Date.”  If a market disruption event occurs with respect to either index on the valuation date, the postponement of the valuation date with respect to either index for up to five index business days could cause the maturity date of the securities to be postponed in accordance with “Description of Securities—Maturity Date.”

Investing in the securities is not equivalent to investing in either index or either index’s component stocks.

Your participation in any increase in the indices will be no greater than the upside payment
The positive return investors may realize on the securities if the final index values of both indices are greater than their respective strike index values will be equal to, but no greater than, the upside payment of $7.40 to $7.60 per security (74% to 76% of the stated principal amount).  Accordingly, regardless of the increase in the final index values of the indices over their respective strike index values, your payment at maturity if the final index values of both indices are greater than their respective strike index values will not exceed $17.40 to $17.60 per security, or 174% to 176% of the stated principal amount.  The actual upside payment will be determined on the pricing date.  See “Hypothetical Payouts on the Securities at Maturity” on PS–7.

The securities offer a payment at maturity based on the performance of the NASDAQ-100 Index® and the Russell 2000® Index
The NASDAQ-100 Index® is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC.  The NASDAQ-100 Index® constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups.

The Russell 2000® Index is a capitalization weighted index designed to track the performance of the small capitalization segment of the U.S. equity market.  The Russell 2000® Index measures the composite price performance of the smallest 2,000 companies (incorporated in the U.S. and its territories) included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities.  As calculation agent, MS & Co. will determine the initial index values, the final index values, the index performance factors, if applicable, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.  See “Plan of Distribution; Conflicts of Interest” on PS-30.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

Below are three examples of how to calculate the payment at maturity based on the hypothetical data below. Each of these examples assumes that the securities are held to maturity.  The examples do not show every situation that can occur.

In these examples we refer to the NASDAQ-100 Index® as “NDX” and the Russell 2000® Index as “RTY.”

Example 1: The final index values of both indices are greater than their respective strike index values.

	hypothetical initial index value	hypothetical strike index value (105% of hypothetical initial index value)	hypothetical final index value
NDX	1,700	1,785	2,000
RTY	600	630	640

Because the final index values of both indices are greater than their respective strike index values, the payment at maturity per security will be $17.40 to $17.60, or the stated principal amount of $10 plus the upside payment of $7.40 to $7.60, regardless of the amount by which the final index values of the indices exceeds their respective strike index values.  The actual upside amount will be determined on the pricing date.

Example 2: The final index values of both indices are less than or equal to their respective strike index values.

	hypothetical initial index value	hypothetical strike index value (105% of hypothetical initial index value)	hypothetical final index value
NDX	1,700	1,785	1,190
RTY	600	630	570

Because the final index value of at least one index is less than or equal to its strike index value, the payment at maturity per security will be based on the index performance factor of the lesser performing index.

index performance factor	=	final index value − strike index value
initial index value

index performance factor for NDX	=	1,190 – 1,785	=	– 0.3500	index performance factor for RTY	=	570 – 630	=	– 0.1000
		1,700					600

Because the index performance factor of the NDX is lower than the index performance factor of the RTY, the NDX is the lesser performing index and the payment at maturity per security will be based on the index performance factor of the NDX.

Payment at maturity	=	$10 + ($10 x index performance factor of the lesser performing index)
	=	$10 + ($10 x – 0.3500)
	=	$10 + (– $3.50)
	=	$6.50

The payment at maturity will be equal to $6.50

Example 3: The final index value of only one index is less than or equal to its respective strike index value.

	hypothetical initial index value	hypothetical strike index value (105% of hypothetical initial index value)	hypothetical final index value
NDX	1,700	1,785	2,400
RTY	600	630	600

Because the final index value of at least one index (the RTY) is less than or equal to its respective strike index value, the payment at maturity per security will be based on the index performance factor of the lesser performing index.

index performance factor	=	final index value − strike index value
initial index value

index performance factor for NDX	=	2,400 – 1,785	=	0.3618	index performance factor for RTY	=	600 – 630	=	– 0.0500
		1,700					600

Because the index performance factor of the RTY is lower than the index performance factor of the NDX, the RTY is the lesser performing index and the payment at maturity per security will be based on the index performance factor of the RTY.

Payment at maturity	=	$10 + ($10 x index performance factor of the lesser performing index)
	=	$10 + ($10 x – 0.0500)
	=	$10 + (– $0.50)
	=	$9.50

The payment at maturity will be equal to $9.50

Because the index performance factor measures the decrease, for the relevant lesser performing index, in the final index value from its strike index value, as a percentage of its initial index value, the payment at maturity may be less than the stated principal amount even though the final index value of each underlying index is equal to or greater than its respective initial index value.  In this example, even though the final index value of the RTY, which is the lesser performing index, is the same as its initial index value, the payment at maturity is equal to $9.50, which represents a 5% loss on the initial investment.

Please review the tables of the historical values of each index for each calendar quarter in the period from January 1, 2004 through September 30, 2009, and related graphs, in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the indices based on their historical performance.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and do not guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing in either index or either index’s component stocks. This section describes the most significant risks relating to the securities. For a complete list of risk factors related to your investment in a Morgan Stanley security, please see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee the return of any of your principal; the return on the securities is linked to the lesser performing index
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final index value of either or both indices is less than its respective strike index value (even if such final index value is above the index’s respective initial index value), the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security based on the decline in the value of the lesser performing index from its strike index value, as a percentage of its initial index value.

Because the index performance factor measures the decrease, for the relevant lesser performing index, in the final index value from the strike index value, as a percentage of the initial index value for such index, if the final index value of at least one index is less than or equal to its respective strike index value, your payment at maturity will be less than or equal to the stated principal amount of $10, and could be zero.

For example, if the final index value of the lesser performing index is 10% below its initial index value, and therefore approximately 15% below its strike index value, you would receive at maturity an amount equal to 85% of the stated principal amount, or $8.50 per $10.00 stated principal amount, representing a loss of 15% of your initial investment.  See “Hypothetical Payouts on the Securities at Maturity” on PS-7.

Because the strike index value is equal to 105% of the initial index value, the payment at maturity will be less than the stated principal amount of $10 even if the lesser performing index appreciates from its respective initial index value by up to, but not more than, 5%.

See “Hypothetical Payouts on the Securities at Maturity” on PS–7.

Your appreciation potential is limited
Where the final index values of both indices are greater than their respective strike index values, the appreciation potential of the securities is limited to the fixed upside payment of $7.40 to $7.60 per security (74% to 76% of the stated principal amount) even if the final index value or one or both indices is significantly greater than its strike index value.  The actual upside payment will be determined on the pricing date.  See “Hypothetical Payouts on the Securities at Maturity” on PS–7.

The securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the securities.
Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and, therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the value of the indices on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the value of the indices, the securities will trade differently from the indices.  Other factors that may influence the value of the securities include:

•     the volatility (frequency and magnitude of changes) and dividend yield of the indices and dividend rate on the respective stocks underlying each index;
•     interest and yield rates in the market;
•     geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the indices and the respective stocks underlying each index or stock markets generally and that may affect the index closing values of the indices on the valuation date;
•     time remaining to maturity of the securities;
•     the composition of each index and changes in the constituent stocks of the each index; and
•     any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the index closing value of one or both of the indices is below its respective strike index value.

You cannot predict the future performance of the indices based on their historical performance.  The value of either or both indices may not increase above their strike index values so that you will receive for each security you hold at maturity a payment that is less than the stated principal amount of the securities, which could be zero.  There can be no assurance that the value of both indices will have increased above their respective strike index values on the valuation date so that you will receive at maturity an amount that is greater than the principal amount of your investment.  See “Description of Securities—Historical Information”.

The securities will not be listed and secondary trading may be limited.
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities.
MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the indices or their respective component stocks), including trading in the stocks that constitute each index as well as in other instruments related to each index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute each index and other financial instruments related to each index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index values of each index and, therefore, could affect the strike index values and the values at which the indices must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the indices on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well the cost of hedging the issuer’s obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Economic interests of the calculation agent and other affiliates of the issuer may be adverse to investors
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  As calculation agent, MS & Co. will determine the initial index values, the final index values, the index performance factors, if applicable, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or successor indices, or calculation of the final index values in the event of a discontinuance of an index, may adversely affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the NASDAQ-100 Index® and/or the Russell 2000® Index; Alteration of Method of Calculation.”

Investing in the securities is not equivalent to investing in either index or either index’s component stocks
Investing in the securities is not equivalent to investing in either index or either index’s component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute either index.

Adjustments to the indices could adversely affect the value of the securities
The Nasdaq Stock Market, Inc., which we refer to as The Nasdaq, is responsible for calculating and maintaining the NASDAQ-100 Index®. The Nasdaq can add, delete or substitute the stocks underlying the NASDAQ-100 Index® or make other methodological changes that could change the value of the NASDAQ-100 Index®.  The Nasdaq may discontinue or suspend calculation or dissemination of the NASDAQ-100 Index®.  Any of these actions could adversely affect the value of the securities.  Frank Russell Company is responsible for calculating and maintaining the Russell 2000® Index.  Frank Russell Company can add, delete or substitute the stocks underlying the Russell 2000® Index or make other methodological changes that could change the value of the Russell 2000® Index.  Frank Russell Company may discontinue or suspend calculation or dissemination of the Russell 2000® Index.  Any of these actions could adversely affect the value of the securities.

The Nasdaq or Frank Russell Company may discontinue or suspend calculation or publication of the NASDAQ-100 Index® and/or the Russell 2000® Index, respectively, at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on the valuation date, the payout on the securities will be an amount based on the closing prices of the stocks underlying the NASDAQ-100 Index® or the Russell 2000® Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co., as calculation agent, in accordance with the formula for calculating the NASDAQ-100 Index® or the Russell 2000® Index last in effect prior to such discontinuance.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Jump Securities Based on the Lesser Performing of the NASDAQ-100 Index® and the Russell 2000® Index due October 9, 2012.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.  The Securities are senior unsecured obligations of Morgan Stanley, and all payments on the Securities are subject to the credit risk of Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	October , 2009

Original Issue Date (Settlement Date)	October , 2009 (5 Business Days after the Pricing Date)

Maturity Date	October 9, 2012, subject to extension if the scheduled Valuation Date is postponed with respect to either Index in accordance with the definition thereof under “—Valuation Date” below.

If, due to a Market Disruption Event or otherwise, the Valuation Date is postponed with respect to either index so that it falls less than two scheduled Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Business Day following such Valuation Date as postponed.  See “––Valuation Date” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Original Issue Price	$10 per Security

CUSIP Number	617484886

ISIN Number	US6174848860

Denominations	$10 and integral multiples thereof

Payment at Maturity	You will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

●	if the Final Index Values of both Indices are greater than their respective Strike Index Values:

$10 + the Upside Payment
●	if the Final Index Value of at least one Index is less than or equal to its respective Strike Index Value:

$10 + ($10 x the Index Performance Factor of the Lesser Performing Index)

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$7.40 to $7.60 per Security (74% to 76% of the Stated Principal Amount). The actual Upside Payment will be determined on the Pricing Date.

Index Performance Factor	For each Index, a fraction, the numerator of which is the Final Index Value minus the Strike Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Performance Factor	=	Final Index Value – Strike Index Value
Initial Index Value

Initial Index Value	For each Index, the Initial Index Value will be determined by the Calculation Agent on the Pricing Date.

Strike Index Value	For each Index, 105% of the Initial Index Value of such Index.

Final Index Value	For each Index, the Index Closing Value of such Index on the Valuation Date, as determined by the Calculation Agent.

Lesser Performing Index	The Index with the lowest Index Performance Factor.

Index Closing Value
For each Index, the Index Closing Value of such Index on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of such Index, or any Successor Index to such Index (as defined under “—Discontinuance of the NASDAQ-100 Index® and/or the Russell 2000® Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that Index Business Day on the Price Source. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the NASDAQ-100 Index® and/or the Russell 2000® Index; Alteration of Method of Calculation.”

Price Source
For the NASDAQ-100 Index® Bloomberg ticker symbol “NDX” and for the Russell 2000® Index Bloomberg ticker symbol “RTY.”  If such service or any successor service no longer displays the Index Closing Value for an Index, then the Calculation Agent shall designate an alternate source of the Index Closing Value for such Index, which shall be the publisher of such Index, unless the Calculation Agent, in its sole discretion, determines that an alternate service has become the market standard for transactions related to such Index.

Index Publisher	With respect to the NASDAQ-100 Index®, NASDAQ OMX, and, with respect to the Russell 2000® Index, Frank Russell Company, or, in each case, any respective successor publisher(s) thereof.

Index/Indices	The NASDAQ-100 Index® and the Russell 2000® Index, each of which is referred to as an Index, and together as the Indices.

Valuation Date	October 3, 2012, subject to adjustment for non-Index Business Days or Market Disruption Events as described in the following paragraph and as determined with respect to each Index separately.

If the Valuation Date is not an Index Business Day with respect to an Index, or if there is a Market Disruption Event with respect to an Index on such day, the Valuation Date for the disrupted Index shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred with respect to an Index on each of the five consecutive Index Business Days immediately succeeding the scheduled Valuation Date, then (i) such fifth succeeding Index Business Day will be deemed to be the Valuation Date for the disrupted Index notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs, the Calculation Agent will determine the Index Closing Value for the disrupted Index on such fifth Index Business Day in accordance with the formula for and method of calculating such Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting such Index.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day
With respect to each Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for such Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange
The primary exchange(s) or market(s) of trading for (i) any security then included in the relevant Index, or any Successor Index to such Index, and (ii) any futures or options contracts related to the relevant Index or to any security then included in such Index.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated
Security	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Values, the Final Index Values, the Index Performance Factors, if applicable, or whether a Market Disruption Event has occurred.  See “—Discontinuance of the NASDAQ-100 Index® and/or the Russell 2000® Index; Alteration of Method of Calculation” and

“—Market Disruption Event” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to each Index separately, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to these Securities.

For the purpose of determining whether a Market Disruption Event exists at any time with respect to an Index, if trading in a security included in such Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such Index shall be based on a comparison of (x) the portion of the value of such Index attributable to that security relative to (y) the overall value of such Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred with respect to an Index: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to such Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated using the Index Closing Values of the Indices as of the date of such acceleration as the Final Index Values.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the NASDAQ-100
Index® and/or the Russell 2000®
Index; Alteration of Method of
Calculation
If the Index Publisher of an Index discontinues publication of its respective Index and such Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Final Index Value of the NASDAQ-100 Index® or the Russell 2000® Index, as applicable, will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Valuation Date and any reference to such Index shall be deemed to refer to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Trading Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher of an Index discontinues publication of its respective Index prior to, and such discontinuance is continuing on the Valuation Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index to such Index is available at such time, then the Calculation Agent will determine the Final Index Value of the NASDAQ-100 Index® or the Russell 2000® Index, as applicable, for the Valuation Date or date of acceleration.  The Final Index

Value of the NASDAQ-100 Index® or the Russell 2000® Index, as applicable, will be computed by the Calculation Agent in accordance with the formula for calculating the relevant Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an Index may adversely affect the value of the Securities.

If at any time the method of calculating an Index or a Successor Index, or the value thereof, is changed in a material respect, or if an Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the Valuation Date, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value of the NASDAQ-100 Index® or the Russell 2000® Index, as applicable, with reference to the such Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating an Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The NASDAQ-100 Index®	The NASDAQ-100 Index® was developed by NASDAQ OMX. The NASDAQ-100 Index is determined and calculated by NASDAQ OMX and was first published in January 1985.

 The NASDAQ-100 Index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on the NASDAQ.  The NASDAQ-100 Index constitutes a broadly diversified segment of the largest securities listed on the NASDAQ and includes companies across a variety of major industry groups.  At any moment in time, the value of the NASDAQ-100 Index equals the aggregate value of the then-current NASDAQ-100 Index share weights of each of the NASDAQ-100 Index component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index component security, multiplied by each such security’s respective last sale price on the NASDAQ (which may be the official closing price published by the NASDAQ), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported

NASDAQ-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for NASDAQ-100 Index reporting purposes.

 To be eligible for inclusion in the NASDAQ-100 Index, a security must be traded on the NASDAQ and meet the other eligibility criteria, including the following: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing), the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an  average daily trading volume of at least 200,000 shares; the security must have “seasoned” on the NASDAQ or another recognized market (generally a company is considered to be seasoned by NASDAQ OMX if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); if the security would otherwise qualify to be in the top 25% of the securities included in the NASDAQ-100 Index by market capitalization for the six prior consecutive month ends, then a one-year “seasoning” criteria would apply; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on the NASDAQ within the next six months.

 In addition, to be eligible for continued inclusion in the NASDAQ-100 Index, the following criteria apply: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S.  market prior to January 1, 2004 and has continuously maintained such listing); the security must be of a non-financial company; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the NASDAQ-100 Index effective after the close of trading on the third Friday of the following month.

The securities in the NASDAQ-100 Index are monitored every day by NASDAQ OMX with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. NASDAQ OMX has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is made to the NASDAQ-100 Index on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the NASDAQ-100 Index share weights for such NASDAQ-100 Index component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such NASDAQ-100 Index component securities.

Additionally, NASDAQ OMX may periodically (ordinarily, several times per quarter) replace one or more component securities in the NASDAQ-100 Index due to mergers, acquisitions, bankruptcies or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the NASDAQ-100 Index.

The NASDAQ-100 Index share weights are also subject, in certain cases, to a rebalancing (see “Rebalancing of the NASDAQ-100 Index for Modified Capitalization-Weighted Methodology” below).  Ordinarily, whenever there is a change in the NASDAQ-100 Index share weights or a change in a component security included in the NASDAQ-100 Index, NASDAQ OMX adjusts the divisor to assure that there is no discontinuity in the value of the NASDAQ-100 Index which might otherwise be caused by such change.

Annual Ranking Review.  The NASDAQ-100 Index component securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, the “Annual Ranking Review,” as described below.  Securities listed on the NASDAQ which meet the eligibility criteria described above are ranked by market value using closing prices as of the end of October and publicly available total shares outstanding as of the end of November.  NASDAQ-100 Index-eligible securities which are already in the NASDAQ-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the NASDAQ-100 Index provided that such security was ranked in the top 100 eligible securities as of the previous year’s ranking review.  Securities not meeting such criteria are replaced.  The replacement securities chosen are the largest market capitalization NASDAQ-100 Index-eligible securities not currently in the NASDAQ-100 Index.  Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December.  Replacements are made effective after the close of trading on the third Friday in December.  Moreover, if at any time during the year a NASDAQ-

100 Index component security is no longer traded on NASDAQ OMX, or is otherwise determined by NASDAQ OMX to become ineligible for continued inclusion in the NASDAQ-100 Index, the security will be replaced with the largest market capitalization security not currently in the NASDAQ-100 Index and meeting the NASDAQ-100 Index eligibility criteria listed above.

Rebalancing of the NASDAQ-100 Index for Modified Capitalization-weighted Methodology.  Effective after the close of trading on December 18, 1998, the NASDAQ-100 Index has been calculated under a “modified capitalization-weighted” methodology, which is a hybrid between equal weighting and conventional capitalization weighting.  This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the NASDAQ-100 Index by a few large stocks); (3) reduce NASDAQ-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest NASDAQ-100 Index component securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with NASDAQ OMX’s quarterly scheduled weight adjustment procedures described above, the NASDAQ-100 Index component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ-100 Index (i.e., as a 100-stock index, the average percentage weight in the NASDAQ-100 Index is 1.0%).

Such quarterly examination will result in a NASDAQ-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization NASDAQ-100 Index component security must be less than or equal to 24.0% and (2) the “collective weight” of those NASDAQ-100 Index component securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, NASDAQ OMX may conduct a special rebalancing if it is determined necessary to maintain the integrity of the NASDAQ-100 Index.

If either one or both of these weight distribution requirements are not met upon quarterly review or NASDAQ OMX determines that a special rebalancing is required, a weight rebalancing will be performed in accordance with the following plan.  First, relating to weight distribution requirement (1) above, if the current weight of the single largest NASDAQ-100 Index component security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest NASDAQ-100 Index component security to be set to 20.0%.  Second, relating to weight distribution requirement (2) above, for those NASDAQ-100 Index component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight,” so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner.  In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average NASDAQ-100 Index weight of 1.0%.  The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the NASDAQ-100 Index component security in the ranking, the less the scale-up of its weight.  This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ-100 Index.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%.  The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each NASDAQ-100 Index component security are set, the NASDAQ-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December.  Changes to the NASDAQ-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the NASDAQ-100 Index divisor will be made to ensure continuity of the NASDAQ-100 Index.  Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current NASDAQ-100 Index share weights.  However, NASDAQ OMX may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the NASDAQ-100 Index components.  In such instances, NASDAQ OMX would announce the different basis for rebalancing prior to its implementation.

The Russell 2000® Index
The Russell 2000® Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  Morgan Stanley obtained all information contained in this prospectus supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, Frank Russell Company.  Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the Russell 2000® Index.  Frank Russell Company is under no obligation to continue to publish the Russell 2000® Index and may discontinue publication of the Russell 2000® Index at any time.

All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000® Index.  The Russell 2000® Index is a sub-group of the Russell 3000 Index.  To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell Company must have access to documentation verifying the company’s eligibility for inclusion.  Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution.  To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations incorporated in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and, consequently, the Russell 2000® Index.  The following securities are specifically excluded from the Russell 2000® Index: (i) stocks traded on U.S. exchanges but incorporated in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies and limited partnerships and (iv) bulletin board, pink sheets or over-the-counter traded securities.  In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares.  All common stock share classes are combined in determining market capitalization.  If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations.  In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000® Index.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000® Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments.  As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the Russell 2000 Component Stocks relative to the capitalization on a base date.  The current Russell 2000® Index value is calculated by adding the market values of the Russell 2000® Index’s Russell 2000 Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000® Index on the base date of December 31, 1986.  To calculate the Russell 2000® Index, last sale prices will be used for exchange-traded stocks.  If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Index.  In order to provide continuity for the Russell 2000® Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission.  Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

Corporate cross-owned shares – when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding.  However, not to be included in this class are institutional holdings, which are:  investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

Initial public offering lock-ups – shares locked-up during an initial public offering  are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000® Index. The following summarizes the types of Russell 2000® Index maintenance adjustments and indicates whether or not an index adjustment is required:

“No Replacement” Rule – Securities that leave the Russell 2000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.  Thus, the number of securities in the Russell 2000® Index over the past year will fluctuate according to corporate activity.

Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.  When deleting stocks from the Russell 2000® Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price.  Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.  Exceptions exist for certain corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

When acquisitions or mergers take place within the Russell 2000® Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization.  Shares are updated for the acquiring stock at the time the transaction is final.

Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings.  Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000® Index at the latest reconstitution.

Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions generally are applied at the open of the ex-date using the previous day’s closing prices.  For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices.  For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000® Index.  Each month, the Russell 2000® Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000® Index.  This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000® Index.  Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations.  FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

In this pricing supplement, unless the context requires otherwise, references to the Russell 2000® Index will include any Successor Index and references to Frank Russell Company will include any successor to Frank Russell Company.

Historical Information
The two tables below set forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, for each Index for each quarter in the period from January 1, 2004 through September 30, 2009.  The Index Closing Value for the NASDAQ-100 Index® on September 30, 2009 was 1,718.99 and the Index Closing Value for the Russell 2000® Index on September 30, 2009 was 604.28.  The graphs following the tables set forth the historical performance of the corresponding Index for the period from January 1, 2004 through September 30, 2009.

The historical values of the Indices should not be taken as an indication of future performance, and no assurance can be given as to the value of the Indices on the Valuation Date.  One or both of the Indices may close on the Valuation Date at less than their respective Strike Index Values so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities and could be zero.

We cannot give you any assurance that the values of the Indices will increase above their respective Strike Index Values so that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

NASDAQ-100 Index®	High	Low	Period End
2004
First Quarter	1,553.66	1,370.04	1,438.41
Second Quarter	1,516.64	1,379.90	1,516.64
Third Quarter	1,489.57	1,304.43	1,412.74
Fourth Quarter	1,627.46	1,425.21	1,621.12
2005
First Quarter	1,603.51	1,464.34	1,482.53
Second Quarter	1,568.96	1,406.85	1,493.52
Third Quarter	1,627.19	1,490.53	1,601.66
Fourth Quarter	1,709.10	1,521.19	1,645.20
2006
First Quarter	1,758.24	1,645.09	1,703.66
Second Quarter	1,739.20	1,516.85	1,575.23
Third Quarter	1,661.59	1,451.88	1,654.13
Fourth Quarter	1,819.76	1,632.81	1,756.90
2007
First Quarter	1,846.34	1,712.94	1,772.36
Second Quarter	1,944.37	1,773.33	1,934.10
Third Quarter	2,096.39	1,846.09	2,091.11
Fourth Quarter	2,238.98	1,982.16	2,084.93
2008
First Quarter	2,051.76	1,673.03	1,781.93
Second Quarter	2,055.11	1,790.93	1,837.09
Third Quarter	1,964.38	1,496.15	1,594.63
Fourth Quarter	1,563.80	1,036.51	1,211.65
2009
First Quarter	1,281.65	1,043.87	1,237.01
Second Quarter	1,501.55	1,252.51	1,477.25
Third Quarter (through September 30, 2009)	1,734.09	1,404.78	1,718.99

Russell 2000® Index	High	Low	Period End
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70

Russell 2000® Index	High	Low	Period End
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter (through September 30, 2009)	620.69	479.27	604.28

Historical Daily Index Closing Values of the NASDAQ-100 Index® January 1, 2004 through September 30, 2009

Historical Daily Index Closing Values of the Russell 2000® Index January 1, 2004 through September 30, 2009

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the stocks constituting each Index, in futures and/or options contracts on the Indices or their respective component stocks listed on major securities markets, or positions in any other available securities or instruments.  Such purchase activity could potentially affect the Initial Index Value of the Indices, and therefore could affect the Strike Index Values and the Final Index Values at which the Indices must close on the Valuation Date before you would receive at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks underlying the respective Indices, futures and/or options contracts on the Indices or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the values of the Indices and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts
of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent may distribute the Notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  The Agent may allow a concession not in excess of 1.75% per Note to MSSB; provided that, concessions allowed to MSSB in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by MSSB. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

We expect to deliver the Securities against payment therefor in New York, New York on October      , 2009, which is the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the levels of the Indices.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between NASDAQ OMX and
Morgan Stanley
NASDAQ OMX and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the NASDAQ-100 Index®, which is owned and published by NASDAQ OMX, in connection with securities, including the Securities.

The license agreement between NASDAQ OMX and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by NASDAQ OMX (including its affiliates) (NASDAQ OMX, with its affiliates, are referred to as the “Corporations”). The

Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities.  The Corporations make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the NASDAQ-100 Index® to track general stock market performance.  The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the NASDAQ-100®, NASDAQ-100 Index® and Nasdaq® trademarks or service marks and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by NASDAQ OMX without regard to the Licensee or the Securities.  NASDAQ OMX has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the NASDAQ-100 Index®.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Nasdaq®,” “NASDAQ-100®” and “NASDAQ-100 Index®” are trademarks of NASDAQ OMX and have been licensed for use by Morgan Stanley.  The Securities have not been passed on by the Corporations as to their legality or suitability.  The Securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

License Agreement between Frank Russell Company and
Morgan Stanley
Frank Russell Company and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000® Index, which is owned and published by Frank Russell Company, in connection with securities, including the Securities.

The license agreement between Frank Russell Company and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

The Securities are not sponsored, endorsed, sold or promoted by Frank Russell Company.  Frank Russell Company makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same.  Frank Russell Company’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Frank Russell Company as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based.  Frank Russell Company’s only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Frank Russell Company and of the Russell 2000® Index, which is determined, composed and calculated by Frank Russell Company without regard to Morgan Stanley or the Securities.  Frank Russell Company is not responsible for and has not reviewed the Securities nor any associated literature or publications and Frank Russell Company makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Frank Russell Company reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index.  Frank Russell Company has no obligation or liability in connection with the administration, marketing or trading of the Securities.

FRANK RUSSELL COMPANY DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL COMPANY SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  FRANK RUSSELL COMPANY MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN.  FRANK RUSSELL COMPANY MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE

FOREGOING, IN NO EVENT SHALL FRANK RUSSELL COMPANY HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  The Securities are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Securities.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in ecurities,commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

● a citizen or resident of the United States;

● a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

● an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

● an individual who is classified as a nonresident alien;
● a foreign corporation; or
● a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

● a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

● certain former citizens or residents of the United States; or

● a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

● the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

● the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

● the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

● the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.